EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Box, Inc. for the registration of its Series A Convertible Preferred Stock and Common Stock and to the incorporation by reference therein of our reports dated March 16, 2022, with respect to the consolidated financial statements of Box, Inc., and the effectiveness of internal control over financial reporting of Box, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

May 12, 2022